Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated November 1, 2021 (the “Agreement”), by and between AMREP Corporation, an Oklahoma corporation (“AMREP”), and Christopher V. Vitale, a resident of Pennsylvania (the “Employee”).

WHEREAS, AMREP and the Employee desire to enter into an agreement to provide for the Employee's employment by AMREP, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. AMREP agrees to employ the Employee, and the Employee accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms, conditions and other provisions hereinafter set forth.

1.1 Employment Term. The employment term (the “Employment Term”) shall commence on the date hereof and shall continue until terminated in accordance with Section 8 hereof.

1.2 Duties and Responsibilities. During the Employment Term, the Employee shall serve as the President and Chief Executive Officer of AMREP, and he shall perform all duties and accept all responsibilities incident to such position.

1.3 Extent of Service. During the Employment Term, the Employee shall use his reasonable best efforts in the performance of his duties and responsibilities hereunder, and he shall devote such time and attention thereto as may be necessary to perform such duties and responsibilities.

1.4 Compensation and Benefits.

(a) For all the services rendered during the Employment Term by the Employee hereunder, AMREP shall pay the Employee a base salary (“Base Salary”) at an annual rate not less than the rate in effect immediately before the date of this Agreement, which shall be payable in installments at such times as AMREP customarily pays its other senior level executives (but in no event less often than monthly). Such Base Salary may be increased from time to time during the Employment Term in the sole discretion of the Board of Directors of AMREP (the “AMREP Board”) or any duly authorized committee thereof, and any such increased salary shall thereafter be the Employee’s new Base Salary for all purposes of this Agreement. The Employee shall also be entitled to receive bonus payments and other compensation in the sole discretion of the AMREP Board or any duly authorized committee thereof.

(b) The Employee shall also be entitled to an annual paid vacation of three weeks per calendar year and annual paid-time-off of two weeks per calendar year; any unused vacation or paid-time-off during a calendar year shall be carried over and available for use as permitted pursuant to the policies of AMREP as may exist from time to time on the same basis as other senior level executives of AMREP. The Employee shall also be entitled to participate in such employee benefit plans of AMREP as may exist from time to time on the same basis as other senior level executives of AMREP. Nothing in this Agreement shall preclude AMREP from terminating or amending any employee benefit plan or program (excluding this Agreement) from time to time.

(c) On the date hereof, the Compensation and Human Resources Committee of the AMREP Board has granted the Employee an option to purchase 50,000 shares of AMREP common stock, with an exercise price equal to the fair market value of the AMREP stock on the date of grant and subject to the terms of the nonqualified stock option grant agreement in the form attached as Exhibit A, to be executed by the parties.

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1.5 Location. Without his express written consent, the Employee shall not be obligated to relocate to an office more than 30 miles from Havertown, Pennsylvania or that is in a substantially less desirable office location or environment as compared to the Employee’s office location and environment that exists on the date hereof.

2. Reimbursement of Expenses. AMREP shall reimburse the Employee for all ordinary and necessary out-of-pocket business expenses incurred by him in connection with the discharge of his duties and responsibilities hereunder in accordance with AMREP’s expense approval procedures then in effect and upon presentation by the Employee of an itemized account of such expenses. Reimbursable expenses shall include, without limitation, the Employee’s maintenance of his law licenses and memberships in a reasonable number of professional associations.

3. Developments. The Employee shall disclose fully, promptly and in writing to AMREP any and all inventions, discoveries, improvements, modifications and the like, whether patentable or not, which he conceives, makes or develops, solely or jointly with others, while employed by AMREP and which (a) relate to the business, work or activities of AMREP or any of its direct or indirect subsidiaries (AMREP and its direct or indirect subsidiaries as they may exist from time to time are collectively referred to herein as the “AMREP Group”, and each is sometimes individually referred to herein as a “member” of the AMREP Group) or (b) result from or are suggested by the carrying out of his duties hereunder, or from or by any information which he may receive while employed by AMREP. The Employee hereby assigns, transfers and conveys to AMREP or its designee all of his right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and the like and agrees to take all such actions as may be requested by AMREP at any time with respect to any such invention, discovery, improvement, modification or the like to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of AMREP, the Employee shall execute and deliver to AMREP, or to another member of the AMREP Group designated by AMREP, any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for AMREP, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable AMREP or such other member of the AMREP Group to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or the like or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. AMREP or such other member of the AMREP Group shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section 3.

4. Confidential Information.

4.1 The Employee acknowledges that, by reason of his employment by AMREP, he will have access to confidential information of the AMREP Group, including, without limitation, information and knowledge pertaining to business strategies, budgets, financial performance, products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, operations, markets, documentation, technical data, processes, computer programs, know-how, research and development, financial condition, results of operations, projections, marketing information, contracts, price lists, pricing policies, customers, employees and prospects (“Confidential Information”). The Employee acknowledges that such Confidential Information is a valuable and unique asset of AMREP and the other members of the AMREP Group and covenants that, both during and after the Employment Term, he will not disclose any such Confidential Information to any person, except in connection with the performance of his duties and responsibilities hereunder, without the prior written authorization of the AMREP Board. The obligation of confidentiality imposed by this Section 4 shall not apply to information which appears in issued patents or printed publications, which otherwise becomes generally available to or known by the public through no act of the Employee in breach of this Agreement or which is required to be disclosed by court order or applicable law.

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4.2 Nothing in this Agreement or elsewhere shall prohibit or restrict the Employee from initiating communications directly with, responding to any inquiry from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including, without limitation, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Employee does not need the prior authorization of AMREP to engage in conduct protected by this subsection, and the Employee does not need to notify AMREP that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts or government officials in certain confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

5. Non-Competition.

5.1 During (a) the Employment Term and (b) for two years thereafter (the “Restricted Period”), the Employee shall not, unless acting as an employee pursuant hereto or with the prior written consent of the AMREP Board, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative or consultant of or to, or use or permit his name to be used in connection with, any business or enterprise engaged in any Competitive Business (defined below) within the Restricted Territory (defined below).

The term “Competitive Business” means the business of land development or homebuilding, or any other business engaged in by AMREP or any other member of the AMREP Group that the Employee supervised, had involvement in, or about which he received Confidential Information, in each case, during the last two years of the Employment Term.

The term “Restricted Territory” means the Albuquerque and Rio Rancho, New Mexico and Santa Fe, New Mexico metropolitan areas, as well as any other area in the United States in which AMREP or any other member of the AMREP Group has conducted the Competitive Business during the last two years of the Employment Term.

For the avoidance of doubt, this provision shall not be construed to prohibit the passive ownership by the Employee of not more than 1% of the equity of any entity which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary, the Employee shall not be prohibited from acting in any capacity for or with respect to any business or enterprise if the Employee does not work in or with, or give advice to, that part of such business or enterprise which is engaged in the Competitive Business in the Restricted Territory.

5.2 Nothing in Section 5.1 above shall be construed to prohibit the Employee from being connected as a partner, principal, shareholder, associate, special counsel, of counsel or otherwise with another lawyer or a law firm, which performs services for clients engaged in the Competitive Business in the Restricted Territory, provided that the Employee is not personally and knowingly involved in performing services for any such clients during the period specified in Section 5.1 with respect to the Competitive Business in the Restricted Territory. The parties further agree that, with respect to the confidentiality obligations of Section 4 of this Agreement, the Employee’s knowledge of Confidential Information shall not be imputed to any other lawyer or law firm with which the Employee may be or become connected.

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6. Non-Solicitation.

6.1 During the Restricted Period, the Employee shall not, unless acting as an employee pursuant hereto or with the prior written consent of the AMREP Board, directly or indirectly, solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of a Competitive Business in the Restricted Territory, any customer or prospective customer of AMREP or any other member of the AMREP Group with whom the Employee or any individuals the Employee supervised was involved, or about whom the Employee received Confidential Information, in each case during the last two years of the Employee’s employment by AMREP. The term “prospective customer” means any individual, business or enterprise identified through leads developed during the Employment Term.

6.2 During the Restricted Period, the Employee shall not, unless acting as an employee pursuant hereto or with the prior written consent of the AMREP Board, directly or indirectly, knowingly solicit for employment any person who is an employee of AMREP or any other member of the AMREP Group (or who was such an employee within six months prior to any such solicitation). For the avoidance of doubt, this provision does not prohibit the Employee from hiring any individuals through general solicitations that are not specifically targeted towards employees of AMREP or any other member of the AMREP Group.

7. Equitable Relief.

7.1 The Employee acknowledges that the restrictions contained in Sections 3, 4, 5 and 6 hereof are, in view of the nature of the business of AMREP and the other members of the AMREP Group, reasonable and necessary to protect the legitimate interests of the AMREP Group, that AMREP would not have entered into this Agreement in the absence of such restrictions, that the Employee received sufficient consideration for those restrictions, and that any violation of any provision of those Sections could result in irreparable injury to AMREP and the other members of the AMREP Group.

7.2 The Employee agrees that in the event of any violation of the restrictions referred to in Section 7.1 above, AMREP shall be entitled to seek a temporary restraining order, as well as preliminary and permanent injunctive relief, without the necessity of posting a bond or proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which AMREP may be entitled.

7.3 The Employee irrevocably and unconditionally agrees that in the event of any violation of the restrictions referred to in Section 7.1 above, an action may be commenced for preliminary and permanent injunctive relief and other equitable relief in any state court of competent jurisdiction sitting in Delaware County, Pennsylvania, in any federal court in the Eastern District of Pennsylvania or in any other court of competent jurisdiction. The Employee hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction in a state court of competent jurisdiction sitting in Delaware County, Pennsylvania or in any federal court in the Eastern District of Pennsylvania or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The Employee agrees that effective service of process may be made upon him in any such proceeding by mail under the notice provisions contained in Section 15 hereof and that all pleadings, notices and other papers may be served upon him in the same manner. AMREP agrees that effective service of process may be made upon AMREP in any such proceeding by mail under the notice provisions contained in Section 15 hereof and that all pleadings, notices and other papers may be served upon AMREP in the same manner.

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7.4 The non-competition and non-solicitation provisions of Sections 5 and 6 above shall be extended by any time period during which the Employee is in violation of any of such provisions.

7.5 The Employee may provide, and any member of the AMREP Group may similarly provide, a copy of Sections 3, 4, 5 and 6 of this Agreement to any business or enterprise (a) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or (b) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Sections 5 and 6 of this Agreement after expiration of the time periods set forth therein and in Section 7.4.

7.6 The Employee represents and acknowledges that (a) he has been advised by AMREP to consult his own legal counsel in respect of this Agreement and (b) he has had full opportunity to do so.

7.7 In the event that the provisions of Sections 5 and 6 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

8. Termination.

8.1 By Employee. Except where a different time period may be specified in a particular Section of this Agreement, the Employee may terminate the Employment Term for other than Good Reason effective upon not less than 30 days prior written notice to AMREP.

8.2 Disability. At all times, the Employee shall be eligible to receive long-term disability income benefits under any long-term disability policy or plan maintained by AMREP, subject to the terms of such policy or plan. Should the Employee commence to receive such benefits, the Employment Term shall terminate as of the date such benefits commence.

8.3 Death. The Employment Term shall terminate on the date of the Employee’s death. In such event, AMREP shall promptly (but no later than 30 days after the Termination Date) pay to the Employee’s executors, administrators or personal representatives, as appropriate, an amount equal to his then-annual Base Salary which he would otherwise have earned for the month in which he dies and for three months thereafter.

8.4 For Good Reason. The Employment Term may be terminated at any time by the Employee for Good Reason. The term “Good Reason” means any of the following actions taken by AMREP without the Employee’s express written consent: (a) a diminution in Base Salary of more than five percent (5%); (b) the removal of the Employee as the President and Chief Executive Officer of AMREP or as the executive responsible for overseeing the business and activities of the entire AMREP Group; (c) a material diminution in the Employee’s authority, duties or responsibilities as the President and Chief Executive Officer of AMREP or of any successor to all or substantially all of the business and assets of the AMREP Group; (d) assigning any material new duties or responsibilities to the Employee in addition to those normally associated with his role as President and Chief Executive Officer of AMREP; (e) AMREP (which shall not include any successor to AMREP or to all or substantially all of the business and assets of the AMREP Group) (i) ceasing to be a company subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or (ii) ceasing to have its common stock traded on an exchange registered as a national securities exchange under Section 6 of the Securities Exchange Act of 1934, as amended; (f) a requirement that the Employee relocate his office other than as permitted by Section 1.5 hereof; or (g) the failure of AMREP to observe or perform any of its obligations to the Employee hereunder.

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In order for the Employee to terminate the Employment Term for Good Reason, the Employee must provide written notice to AMREP specifying the action or event that constitutes Good Reason (the “GR Event”) within 90 days of the Employee knowingly becoming aware of the occurrence of the GR Event. AMREP shall have 30 days following the receipt of such notice (the “AMREP Response Period”) in which to remedy the GR Event or to dispute whether the GR Event constitutes Good Reason. If AMREP remedies the GR Event within the AMREP Response Period or disputes whether the GR Event constitutes Good Reason, then AMREP shall provide written notice (the “AMREP Response”) of such cure or such dispute to the Employee within the AMREP Response Period. If AMREP does not provide the AMREP Response to the Employee within the AMREP Response Period, then the GR Event shall constitute Good Reason, AMREP waives its rights to dispute whether the GR Event constitutes Good Reason and the Employee must terminate his employment within 60 days after the end of the AMREP Response Period in order for the termination to be on account of Good Reason. If AMREP does provide the AMREP Response within the AMREP Response Period and the Employee believes that the GR Event has not been cured (if the AMREP Response claims that the GR Event had been cured) or does constitute an action or event that constitutes Good Reason (if the AMREP Response disputes whether the GR Event constitutes Good Reason), then, in order for the termination to be on account of Good Reason, the Employee must terminate his employment within 180 days after the end of the AMREP Response Period.

8.5 For Cause. The Employment Term may be terminated at any time by AMREP, by action taken in good faith by the AMREP Board, for Cause. The term “Cause” shall mean (a) the failure of the Employee to observe or perform (other than by reason of illness, injury, disability or incapacity) any of the material terms or provisions of this Agreement, (b) conviction of a felony or other crime involving moral turpitude, (c) misappropriation of AMREP funds, (d) the commission of an act of dishonesty by the Employee resulting in or intended to result in wrongful personal gain or enrichment at the expense of AMREP or (e) a material breach (other than by reason of illness, injury, disability or incapacity) of any written employment or other policy of AMREP that occurred after the date such policy was provided to the Employee or was otherwise known to the Employee.

In order for AMREP to terminate the Employment Term for Cause under Sections 8.5(a) or 8.5(e), AMREP must provide written notice to the Employee specifying the action or event that constitutes Cause (the “Subject Event”) within 90 days of any member of the AMREP Board (other than the Employee) knowingly becoming aware of the occurrence of the Subject Event. The Employee shall have 30 days following the receipt of such notice (the “EE Response Period”) in which to remedy the Subject Event or to dispute whether the Subject Event constitutes Cause. If the Employee remedies the Subject Event within the EE Response Period or disputes whether the Subject Event constitutes Cause under Sections 8.5(a) or 8.5(e), then the Employee shall provide written notice (the “EE Response”) of such cure or such dispute to AMREP within the EE Response Period. If the Employee does not provide the EE Response to AMREP within the EE Response Period, then the Subject Event shall constitute Cause under Sections 8.5(a) or 8.5(e), the Employee waives his rights to dispute whether the Subject Event constitutes Cause under Sections 8.5(a) or 8.5(e) and AMREP must terminate the Employee’s employment within 60 days after the end of the EE Response Period in order for the termination to be on account of Cause under Sections 8.5(a) or 8.5(e). If the Employee does provide the EE Response within the EE Response Period and AMREP believes that the Subject Event has not been cured (if the EE Response claims that the Subject Event had been cured) or does constitute an action or event that constitutes Cause under Sections 8.5(a) or 8.5(e) (if the EE Response disputes whether the Subject Event constitutes Cause under Sections 8.5(a) or 8.5(e)), then, in order for the termination to be on account of Cause under Sections 8.5(a) or 8.5(e), AMREP must terminate the Employee’s employment within 60 days after the end of the EE Response Period and promptly (but no later than 15 days after the end of the Employment Term) pay and issue any Core Compensation to the Employee in accordance with Section 8.10 hereof.

8.6 Without Cause. AMREP, by action of the AMREP Board, may terminate the Employment Term without Cause upon not less than 30 days prior written notice to the Employee.

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8.7 Payment in the Event of Termination without Cause or for Good Reason. Notwithstanding any other provision of this Agreement, in the event of (x) the termination of the Employment Term by the Employee for Good Reason under Section 8.4 hereof or by AMREP without Cause under Section 8.6 hereof and (y) delivery by the Employee to AMREP of an executed release (the “Release”) substantially in the form attached as Exhibit B that has not been revoked by Employee, AMREP shall pay or provide to the Employee the following:

(a) AMREP shall pay the Employee a lump sum amount equal to 200% of the Reference Salary. The term “Reference Salary” means the highest of (i) Employee’s annual Base Salary in effect immediately prior to the Termination Date, (ii) Employee’s annual Base Salary in effect on the date 210 days prior to the Termination Date or (iii) in the event the termination of the Employment Term was for Good Reason under Section 8.4 hereof, Employee’s annual Base Salary in effect prior to the GR Event. The lump sum payment shall be made within 30 days after the Termination Date.

(b) All restricted stock, stock options and other outstanding equity grants with respect to AMREP that are held by the Employee immediately prior to the Termination Date shall become fully vested and, as applicable, fully exercisable as of the Termination Date and AMREP shall promptly remove any restrictive legends or other restrictions with respect to such restricted stock, stock options and other outstanding equity grants.

8.8 Payment in Lieu of Health Coverage. Notwithstanding any other provision of this Agreement, in the event of the termination of the Employment Term (a) under Section 8.2 hereof, (b) by the Employee for Good Reason under Section 8.4 hereof or (c) by AMREP without Cause under Section 8.6 hereof, AMREP shall pay the Employee a lump sum cash payment equal to 200% of the annual cost of medical and other health care benefits (including, without limitation, vision and dental benefits) for the Employee, his spouse and his other dependents calculated based on the highest cost paid by AMREP for the highest cost coverage in effect for the Employee, his spouse and his other dependents on any of the following dates (which cost determination shall include a reduction in such costs as a result of any contributions that would have been required for such coverage by the Employee as of such determination date): (i) the date prior to the Termination Date, (ii) the date 210 days prior to the Termination Date or (iii) in the event the termination of the Employment Term was for Good Reason under Section 8.4 hereof, the date prior to the GR Event. The lump sum payment shall be paid within 30 days after the Employee’s Termination Date. AMREP shall also pay to the Employee an amount equal to the estimated federal, state and local income and FICA taxes on the amount paid to the Employee under this Section 8.8, on the same payment date as the lump sum payment described above.

8.9 Termination Date. The term “Termination Date” means the date of termination of the Employee’s employment relationship with AMREP, which constitutes a separation from service under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For the avoidance of doubt, the Termination Date shall not mean the date of the occurrence of a disability, a GR Event or a Subject Event, but rather shall be the actual date the Employee’s employment relationship with AMREP is terminated pursuant to Section 8 hereof.

8.10 Core Compensation. If the Employment Term is terminated for any reason, AMREP shall promptly (but no later than 15 days after the Termination Date) pay and issue any Core Compensation to the Employee (or to his executors, administrators or personal representatives, as appropriate), other than equity awards, which shall be paid in accordance with their terms. The term “Core Compensation” means any earned but unpaid Base Salary, the dollar value equivalent (based on the Reference Salary) of the number of days of vacation and paid-time-off earned but not used by the Employee, unpaid expenses reimbursable pursuant to Section 2 hereof, any unpaid bonus previously awarded by the AMREP Board or any committee thereof and any vested benefits, equity awards or payments (excluding any severance benefits or payments) payable or issuable to the Employee (a) under any applicable formal policy or plan of AMREP which covers the Employee as of the Termination Date or (b) under any equity award agreement or other arrangement between AMREP and the Employee.

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8.11 Conflict. Notwithstanding anything to the contrary, if any action or event (including, without limitation, the underlying causes resulting in such action or event) would qualify as both “Cause” and “Good Reason” (which shall assume that any required notices, responses and cure periods have been satisfied, whether or not such required notices, responses and cure periods were actually satisfied), then any termination of the Employment Term by AMREP with respect to such action or event shall be deemed a termination by AMREP without Cause under Section 8.6 hereof. For example and without limiting the generality of the prior sentence, if AMREP terminates the Employment Term and AMREP claims that such termination was for Cause pursuant to Section 8.5(a) hereof due to the Employee failing to perform all duties incident to his position (pursuant to Section 1.2 hereof) but such failure related to a diminution or a material change in such duties that constitutes Good Reason, such termination of the Employment Term shall be deemed a termination by AMREP without Cause under Section 8.6 hereof.

9. Enforcement. If AMREP shall fail or refuse to make payment of any amount or provide any other items or benefits due the Employee under Section 8 of this Agreement within the time described therein, AMREP shall pay to the Employee, in addition to the payment of any other sums provided in this Agreement (including, without limitation, under Section 13 hereof): (a) interest, compounded quarterly, on any amount remaining unpaid (including on amounts due under Section 9(b) below) from the date payment is required until paid to the Employee, at the rate from time to time announced by Citibank N.A. (or any successor) as its “prime rate” plus 3%, each change in such rate to take effect on the effective date of the change in such prime rate and (b) on demand, the amount necessary to reimburse the Employee in full for all expenses (including all attorneys’ fees and expenses) reasonably incurred by the Employee in enforcing any of the obligations of AMREP .

10. Adjustment to Parachute Payments. In the event of a change in ownership or control of AMREP under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment” or “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (defined below) determines that the reduction will provide the Employee with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Employee with a greater net after-tax benefit. The determinations under this Section 10 shall be made as follows:

10.1 The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

10.2 Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Employee. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 10.

10.3 All determinations to be made under this Section 10 shall be made by an independent certified public accounting firm selected by AMREP and agreed to by the Employee immediately prior to the change-in-ownership or change-in-control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to AMREP and the Employee within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon AMREP and the Employee. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 10 shall be borne solely by AMREP.

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11. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of the Employee’s employment to the extent necessary for the intended preservation of such rights and obligations.

12. Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent or other employment that the Employee may have or obtain.

13. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Delaware County, Pennsylvania in accordance with the existing Employment Arbitration Rules of the American Arbitration Association (the “AAA”) (or, if no such rules be in effect, then under the regular rules of the AAA), before a panel of three arbitrators, one of whom shall be selected by AMREP, one of whom shall be selected by the Employee, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided by applicable statutory law), and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. If the Employee prevails on any material issue which is the subject of such arbitration or lawsuit, AMREP shall be responsible for all of the fees of the AAA and the arbitrators and any expenses relating to the conduct of the arbitration (including, without limitation, AMREP’s and the Employee’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its or his own expenses relating to the conduct of the arbitration and shall share the fees of the AAA and the arbitrators.

14. Withholding. AMREP may withhold from any payments under this Agreement all federal, state and local taxes as AMREP is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise specifically provided herein, the Employee shall bear all expense of and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15. Notices. All notices and other communications hereunder shall be in writing and deemed to have been given when hand delivered, in person or by a recognized courier or delivery service, or when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to AMREP, to its then current corporate headquarters, which is located at as of the date of this Agreement:

AMREP Corporation

850 West Chester Pike, Suite 205

Havertown, Pennsylvania 19083

Attention: Corporate Secretary

If to the Employee, to:

Christopher V. Vitale

22 Springhouse Lane

Havertown, Pennsylvania 19083

or to such other name or address as any designated recipient shall specify by notice to the other designated recipient in the manner specified in this Section 15.

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16. Indemnification. In the event the Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Employee is or was a director or senior officer of AMREP or any other member of the AMREP Group, AMREP shall defend, indemnify and hold harmless the Employee, and AMREP shall promptly pay or reimburse the Employee’s related expenses to the fullest extent contemplated or permitted from time to time by applicable law and required by AMREP’s Certificate of Incorporation. During the Employee’s employment with AMREP or any other member of the AMREP Group and after termination of any such employment for any reason, AMREP shall cover the Employee under the AMREP directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy, but in no event for a period of time to exceed six years after the Termination Date.

The indemnification rights granted to the Employee pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Employee may be entitled under any vote of shareholders or disinterested directors, statute or other applicable law, by-law, certificate or articles of incorporation, certificate or articles of formation, operating or other agreement or otherwise.

17. Clawback/AMREP policies. This Agreement and any incentive compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the AMREP Board from time to time with respect to officers of AMREP.

18. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions.

19. Contents of Agreement, Amendment and Assignment.

19.1 This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties with respect to the subject matter contained herein and shall not be changed, modified or terminated except upon written amendment executed by a duly authorized officer or director of AMREP (other than the Employee) and the Employee.

19.2 Employee acknowledges that from time to time AMREP and other members of the AMREP Group may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of AMREP or other members of the AMREP Group may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of any member of the AMREP Group (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.

19.3 All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. AMREP shall require any successor to all or substantially all of the business or assets of AMREP, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that AMREP would be required to perform if no such succession had taken place. The term “successor” when used in this Agreement shall be deemed modified by the words “whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise”.

20. Severability. If any provision of this Agreement or the application thereof to anyone or any circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or entity or such circumstance in any other jurisdiction or to other persons, entities or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement are severable.

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21. Remedies Cumulative; No Waiver. Except as expressly stated herein, no remedy conferred upon any party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its or his sole discretion.

22. Beneficiaries/References. The Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Employee’s death by giving AMREP written notice thereof. In the event of the Employee’s death or a judicial determination of the Employee’s incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee’s beneficiary, estate or other legal representative.

23. Miscellaneous. The masculine pronoun whenever used shall include the feminine and the singular shall be construed as the plural, where applicable. All section headings are for convenience only. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Either party may copy this completed Agreement for electronic storage in a non-editable format, at which time the paper form of this Agreement may be destroyed. Each party agrees that following the electronic storage of this Agreement, any hardcopy printout of that electronically stored information will constitute an original of this Agreement.

24. Section 409A.

24.1 Section 409A Compliance. This Agreement is intended to comply with the requirements of the “short-term deferral” and the “separation pay” exemptions from section 409A of the Code or another exemption and shall in all respects be administered in accordance with section 409A or an exemption. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Release, directly or indirectly, result in the Employee designating the year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to section 409A and subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

24.2 Payment Delay. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code and if the Employee is a “specified employee” of a publicly traded corporation as determined under section 409A, any payments under this Agreement that are required to be postponed pursuant to section 409A shall be postponed for a period of six months after separation from service, as required by section 409A. The accumulated postponed amount, with interest as described below, shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, with interest, shall be paid to the personal representative of the Employee’s estate within 60 days after the date of his death. If amounts are postponed on account of section 409A, the postponed amounts will be credited with interest for the postponement period at the rate described in Section 9 hereof.

[Signatures on following page]

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IN WITNESS WHEREOF, AMREP and the Employee have executed this Agreement on the date first above written.

Employee:

/s/ Christopher V. Vitale
Christopher V. Vitale

AMREP Corporation

By:	/s/ Edward B. Cloues, II
Name: Edward B. Cloues, II
Title: Chairman of the Board

Approved by the Compensation and Human
Resources Committee of the AMREP Corporation Board of Directors

By:	/s/ Robert E. Robotti
Name: Robert E. Robotti
Title: Chairman of the Compensation and Human
Resources Committee of the AMREP Corporation
Board of Directors

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EXHIBIT A

AMREP Corporation

EQUITY COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT (this “Agreement”), dated as of _____________, 202_ (the “Date of Grant”), is delivered by AMREP Corporation (the “Company”) to __________________ (the “Grantee”).

RECITALS

A.       The AMREP Corporation 2016 Equity Compensation Plan (the “Plan”) provides for the grant of options to purchase shares of the Company’s common stock, par value $.10 per share (“Common Stock”). The Board of Directors of the Company (the “Board”) has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its shareholders.

B.       The Board is authorized to appoint a committee to administer the Plan. If a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee.

C.       Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the same definitions as in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.      Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase __________ shares of Common Stock (“Option Shares”) at an exercise price of $_____ per Option Share, which represents the fair market value on the date of grant. The Option shall become exercisable according to Section 2 below.

2.      Exercisability of Option.

(a)   The Option shall become exercisable for 100% of the Option Shares on the fifth anniversary of the Date of Grant if the Grantee is employed by, or providing service to, the Company on such date.

(b)   Notwithstanding anything to the contrary in this Agreement or the Plan, in the event (a) the Grantee has a termination of employment with the Company on account of death or Disability, (b) the Company terminates Grantee’s employment with the Company for any reason other than Cause, or (c) of a Change in Control (regardless of whether a termination of employment with the Company follows thereafter), then the Option shall become immediately exercisable for 100% of the Option Shares.

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3.       Term of Option.

(a)      The Option shall have a term of ten (10) years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)      The Option shall automatically terminate upon the happening of the first of the following events:

(i)      The expiration of the three (3) month period after the Grantee ceases to be employed by, or provide service to, the Company, if the termination is for any reason other than Cause.

(ii)     The expiration of the one (1) year period after the Grantee ceases to be employed by, or provide service to, the Company on account of the Grantee’s Disability.

(iii)    The expiration of the one (1) year period after the Grantee ceases to be employed by, or provide service to, the Company, if the Grantee dies while employed by, or providing service to, the Company.

(iv)    The date on which the Grantee ceases to be employed by, or provide service to, the Company, if the termination is for Cause. In addition, notwithstanding the prior provisions of this Section 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant. Except as otherwise provided in Section 2(b), any portion of the Option that is not exercisable at the time the Grantee has a termination of employment with the Company shall immediately terminate.

4.      Exercise Procedures.

(a)       Subject to the provisions of Sections 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Board written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Option Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) by certified check, bank cashier’s check, personal check or wire transfer, (iii) with the approval of the Board, by delivering shares of Common Stock previously owned by Grantee (and which have been previously owned for more than six months), which shall be valued at their fair market value on the date of delivery or (iv) by such other method as the Board may approve. Notwithstanding the foregoing, the Board may consent to allow Grantee to effect a cashless exercise as payment of the option price by delivering directly to the Company newly acquired Option Shares upon exercise of the Option.

(b)       The obligation of the Company to deliver Option Shares upon exercise of the Option shall be subject to all applicable laws, rules and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Option Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Option Shares, or such other representation as the Board deems appropriate.

(c)       All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the Option by having Option Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for Federal (including FICA), state and local tax liabilities.

5.    Restrictions on Exercise/Transfer.

(a)       Except as the Board may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

(b)       The Option or any part thereof shall not be transferable, and no interest therein may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Subject to the foregoing and the terms of the Plan, the terms of this Agreement shall be binding upon the executors, administrators, heirs, transferees, successors and assigns of the Grantee.

(c)       The Company, within the limits of applicable law, shall be entitled to ignore any attempted assignment or alienation or any creditor’s process not permitted under this Section 5.

6.    Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Option Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

7.    Representations.

(a)     Grantee acknowledges receipt of a copy of the Plan.

(b)     Grantee represents and warrants that Grantee understands the Federal, state and local income tax consequences of the granting of the Option to Grantee, the acquisition of rights to exercise the Option with respect to any Option Shares, the exercise of the Option and purchase of Option Shares and the subsequent sale or other disposition of any Option Shares. In addition, Grantee understands that the Company will be required to withhold Federal, state and local taxes (including social security and Medicare taxes) in respect of any compensation income realized by Grantee as a result of the exercise of the Option, which compensation income generally will equal the excess of the fair market value of any Option Shares received upon exercise of the Option at the time of exercise over the exercise price of the Option. Grantee agrees that it shall be a condition to the Company’s obligation to issue or transfer Option Shares upon any exercise of the Option that Grantee pays, or makes provision satisfactory to the Company for the payment of, any withholding taxes which the Company is obligated to collect with respect to the issue or transfer of Option Shares upon such exercise, and the Company may deduct from any payments of any kind otherwise due to Grantee an amount equal to the total Federal, state and local taxes required to be so withheld, or if such payments are inadequate to satisfy such Federal, state and local taxes, or if no such payments are due or to become due to Grantee, then Grantee agrees to provide the Company with cash funds or make other arrangements satisfactory to the Company regarding such payment. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board in its sole discretion.

(c)     Grantee acknowledges the Option is intended to be exempt from the requirements of Section 409A of the Code, and, to the extent that further guidance is issued under Section 409A of the Code after the Date of Grant, Grantee hereby authorizes the Company to make any changes to this Agreement as are necessary to bring this Agreement into compliance with the applicable exemptions under Section 409A of the Code and the Treasury regulations issued thereunder.

8.      No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9.      No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the Option Shares, until certificates for Option Shares have been issued upon the exercise of the Option.

10.    Assignment and Transfers.

(a)    Except as the Board may otherwise permit pursuant to the Plan, the Option and Grantee’s rights and interest under this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee, other than by will or the laws of descent and distribution (in which case, such transferee shall succeed to the rights and obligations of Grantee hereunder) and is exercisable during Grantee’s lifetime only by Grantee, except that (i) Grantee may designate in writing a beneficiary to exercise the Option after Grantee’s death (provided the designation has been received by the Company prior to Grantee’s death) and (ii) Grantee may transfer the Option to any family member (as defined in Rule 701 under the Securities Act of 1933, as amended) subject to the requirement that Grantee will cause any entity included in such definition to convey the Option held by it to another family member prior to the occurrence of any event which would cause such family member to cease to qualify as a family member. If Grantee or anyone claiming under or through Grantee attempts to violate this Section 10, such attempted violation shall be null and void and without effect, and the Company’s obligation hereunder shall terminate. If at the time of Grantee’s death, the Option has not been fully exercised, Grantee’s estate or any person who acquires the right to exercise the Option by bequest or inheritance or by reason of Grantee’s death may exercise any unexercised part of the Option in accordance with and with respect to the Option Shares set forth in Section 1 above. The applicable requirements of Section 4 above must be satisfied in full at the time of any exercise.

(b)    In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11.     Adjustments; Reorganization, Reclassification, Consolidation, Merger or Sale.

(a)     In the event that, after the date hereof, the outstanding shares of Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation or other entity in each such case through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board shall, in good faith, appropriately adjust the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of the Option (to the nearest possible full share), and such adjustment shall be effective and binding for all purposes of this Agreement and the Plan.

(b)     If any capital reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another corporation or other entity, or the sale of all or substantially all its assets to another corporation or other entity, shall be effected after the date hereof in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then Grantee shall thereafter have the right to receive, in lieu of the shares of Common Stock immediately theretofore receivable upon the exercise of the Option, such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place.

(c)     In the event that the Board shall determine that any event not specifically provided for in Sections 11(a) and (b) affects the shares of Common Stock such that an adjustment is determined by the Board to be appropriate to prevent dilution or enlargement of Grantee’s rights under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan; (ii) the number and kind of shares issued or issuable in respect of outstanding grants under the Plan; and (iii) the exercise price, grant price or purchase price relating to any grants under the Plan or, if deemed appropriate, make provision for a cash payment with respect to any outstanding grants under the Plan.

12.      Plan Documents. This Agreement is qualified in its entirety by reference to the provisions of the Plan, and any current or future amendments thereto, which are hereby incorporated herein by reference. Pursuant to the Plan, the Board is authorized to adopt rules and regulations concerning the administration of this Agreement and the Option granted hereunder that are not inconsistent with the Plan as it shall deem appropriate and proper. A copy of the Plan in its present form is available for inspection during business hours by Grantee or the persons entitled to exercise the Option at the Company’s principal office. Notwithstanding the foregoing, this Agreement shall control in the event of any conflict with any terms of the Plan.

13.       General Provisions.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (which law governs the Plan). If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(b)     This Agreement and the Plan contain the entire agreement between the Company and Grantee relating to the Option and the Option Shares. Except as expressly provided in this Agreement or the Plan with respect to certain actions permitted to be taken by the Board with respect to this Agreement and the terms of the Option, this Agreement may not be amended, modified, changed or waived other than by written instrument signed by the parties hereto.

(c)      This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(d)      Any notice to the Company under this Agreement shall be made in care of the Board at the Company’s main office at 850 West Chester Pike, Suite 205, Havertown, Pennsylvania 19083. All notices under this Agreement shall be deemed to have been given when hand-delivered, delivered by overnight courier, or mailed first class postage prepaid, and shall be irrevocable once given.

[Signatures on following page]

IN WITNESS WHEREOF, the Company has caused its duly authorized Chairman of the Board to execute this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

AMREP CORPORATION

By:
Name:
Title: Chairman of the Board of Directors

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

Grantee:

Date:

EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims (this “Release”), effective as of ________________, is by Christopher V. Vitale, a resident of Pennsylvania (the “Employee”), in favor of AMREP Corporation, an Oklahoma corporation (“AMREP”). Reference is made to the Employment Agreement, dated November 1, 2021 (the “Employment Agreement”), by and between AMREP and the Employee.

Release of Claims. In exchange for receipt by the Employee of the payments and other consideration required pursuant to Section 8.7 of the Employment Agreement, the Employee hereby waives all claims available under federal, state or local law against AMREP and the directors, officers, employees and employee benefit plans of AMREP arising out of the Employee’s employment with AMREP or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of the United States Code, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, the Pennsylvania Human Relations Act, including age and sexual harassment claims; Pennsylvania Equal Pay Law; Pennsylvania Whistleblower Law, if applicable; the Pennsylvania Pregnancy, Childbirth and Childrearing Law, if applicable; as well as wrongful termination claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. Notwithstanding anything to the contrary, the Employee is not waiving any provisions of the Employment Agreement that continue to be applicable following the Employee’s termination of employment (including without limitation, to amounts payable pursuant to the Employment Agreement following termination of employment), vested benefits under the written terms of the AMREP benefit plans, vested equity awards, claims for unemployment or workers’ compensation benefits, any medical claim incurred during the employment of the Employee by AMREP that is payable under applicable medical plans or an employer-insured liability plan, indemnification claims, claims arising under the director and officer insurance policy under which the Employee is covered, claims arising after the effective date of this Release, or claims that are not otherwise waivable under applicable law.

Reports to Government Entities. Nothing in this Release shall prohibit or restrict the Employee from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including, without limitation, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulator”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Employee waives his right to receive any individual monetary relief from AMREP or any others covered by this Release resulting from such claims or conduct, and in the event the Employee obtains such monetary relief, AMREP will be entitled to an offset for the payments made pursuant to this Release. This Release does not limit the Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Employee does not need the prior authorization of AMREP to engage in conduct protected by this subsection, and the Employee does not need to notify AMREP that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts or government officials in certain confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Signature. AMREP hereby advises the Employee to consult with an attorney prior to signing this Release. The Employee acknowledges that he had a reasonable amount of time, and not less than 21 days, to consider the terms of this Release and the Employee signs it with the intent to be legally bound.

Acknowledgment of Voluntariness and Time to Review. The Employee acknowledges that:

•	he read this Release and he understands it;
•	he is signing this Release after the date of his separation of employment from AMREP and he were offered at least 21 days to consider his choice to sign this Agreement;
•	AMREP advises the Employee to consult with an attorney; and
•	he knows that he can revoke this Release by notifying any director of the Company within seven days of signing it and that this Release does not become effective until that seven-day period has passed.

Employee:________________________________ Date: ___________________